Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Second Quarter 2009 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 13, 2009--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended June 30, 2009 was a record $9,501,000, an increase of 10.4% from $8,607,000 for the second quarter of 2008. Diluted earnings per common share for the second quarter of 2009 were a record $0.56, compared to $0.51 for the second quarter of 2008, an increase of 9.8%.

For the six months ended June 30, 2009, net income totaled $18,787,000, a 14.8% increase from net income of $16,372,000 for the first six months of 2008. Diluted earnings per common share for the first six months of 2009 were $1.11, compared to $0.97 for the first six months of 2008, an increase of 14.4%.

The Company’s annualized returns on average assets and average common stockholders’ equity for the second quarter of 2009 were 1.25% and 14.29%, respectively, compared to 1.13% and 16.65%, respectively, for the second quarter of 2008. Annualized returns on average assets and average stockholders’ equity for the six months ended June 30, 2009 were 1.20% and 14.24%, respectively, compared with 1.12% and 15.99%, respectively, for the six months ended June 30, 2008.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our fifth consecutive quarter of records in both net income and earnings per share. During the quarter just ended, our net interest margin continued to improve, income from service charges on deposit accounts improved from both the preceding quarter and the comparable quarter last year, mortgage lending income was the best since 2003, and trust income was a quarterly record. We also benefited from significant net gains on sales of investment securities. Our excellent revenue results helped us achieve a record efficiency ratio, which will likely be among the best in the nation. These revenue results allowed us to achieve record net income despite our significantly higher credit costs in the quarter just ended. Our strong revenue generating capabilities, substantial capital base and robust allowance for loan and lease losses provide a solid foundation for continued success.”

Loans and leases were $2.00 billion at June 30, 2009, a 0.7% decrease from $2.01 billion at June 30, 2008. Mr. Gleason stated, “Our total volume of loans and leases has declined slightly over the past year as slower economic conditions have diminished loan and lease demand. While we have been actively seeking and originating good quality new loans and leases, in recent quarters the volume of new loans and leases has essentially been offset by the volume of loan and lease pay downs.”

Deposits were $2.13 billion at June 30, 2009, a 7.6% decrease from $2.31 billion at June 30, 2008. Mr. Gleason stated, “The decline in our total deposits in recent quarters obscures two favorable underlying trends. First, our non-CD deposits have grown significantly. From June 30, 2008 to June 30, 2009, total non-CD deposits grew $192 million and increased from 36.3% of total deposits to 48.3% of total deposits. Second, brokered deposits have been significantly reduced as deposits from local customers have grown. Specifically, over the last four quarters, total brokered deposits decreased $340 million from 18.8% of total deposits at June 30, 2008 to 4.3% of total deposits at June 30, 2009. At the same time our total locally generated deposits increased $165 million to 95.7% of total deposits at June 30, 2009. We feel that these changes in our deposit mix have improved the quality, value and profitability of our deposit base.”

Total assets were $2.96 billion at June 30, 2009, a 3.3% decrease from $3.06 billion at June 30, 2008.

Common stockholders’ equity was $261 million at June 30, 2009 compared to $211 million at June 30, 2008, an increase of 23.6%. Book value per common share was $15.45 at June 30, 2009 compared to $12.53 at June 30, 2008, an increase of 23.3%. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions and a significant favorable change in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale (“AFS”) investment securities as of June 30, 2009 compared to June 30, 2008. Common stockholders’ equity and book value per common share decreased slightly from March 31, 2009 to June 30, 2009 as a result of an unfavorable change during the quarter in the Company’s mark-to-market adjustment for unrealized gains and losses on AFS investment securities.

The Company’s ratio of common stockholders’ equity to assets increased to 8.80% as of June 30, 2009 compared to 6.89% as of June 30, 2008. Its ratio of tangible common stockholders’ equity to tangible assets increased to 8.63% as of June 30, 2009 compared to 6.71% as of June 30, 2008.

Paul Moore, Chief Financial Officer, stated, “We continue to maintain our status as ‘well capitalized’ as determined by all applicable regulatory capital ratios with a substantial margin above the minimum regulatory requirements for being ‘well capitalized’. Our record earnings over the past five quarters have contributed to increases in our common stockholders’ equity, our tangible common equity ratio and our regulatory capital ratios, further enhancing our already strong capital position.”

NET INTEREST INCOME

Net interest income for the second quarter of 2009 increased 28.2% to $30,262,000 compared to $23,603,000 for the second quarter of 2008. Net interest income for the quarter just ended decreased slightly from the first quarter of 2009 due to a lower volume of average earning assets in the second quarter, resulting primarily from sales of investment securities. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.80% in the second quarter of 2009, an increase of 103 basis points from 3.77% in the second quarter of 2008 and seven basis points from 4.73% in the first quarter of 2009.

Net interest income for the six months ended June 30, 2009 increased 33.6% to $60,596,000 compared to $45,353,000 for the six months ended June 30, 2008. The Company’s net interest margin (FTE) for the first half of 2009 was 4.76%, an increase of 103 basis points from 3.73% in the first half of 2008.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2009 increased 306.9% to $22,610,000 compared to $5,557,000 for the comparable quarter of 2008. This large increase in non-interest income was primarily attributable to significant gains on sales of investment securities during the most recent quarter. Non-interest income for the six months ended June 30, 2009 was $31,983,000 compared to $10,682,000 for the six months ended June 30, 2008, a 199.4% increase.

Service charges on deposit accounts were $3,047,000 in the second quarter of 2009, an increase of 2.7% from $2,967,000 in the second quarter of 2008. Service charges on deposit accounts increased 0.2% to $5,850,000 for the first half of 2009 compared to $5,837,000 for the first half of 2008.

Mortgage lending income was $1,096,000 in the second quarter of 2009, an increase of 72.3% from $636,000 in the second quarter of 2008. Mortgage lending income was $1,958,000 in the first half of 2009, a 49.6% increase from $1,309,000 in the first half of 2008.

Trust income was a record $751,000 in the second quarter of 2009, a 19.4% increase from $629,000 in the second quarter of 2008. Trust income was $1,398,000 in the first half of 2009, a 13.4% increase from $1,233,000 in the first half of 2008.

Net gains on investment securities and from sales of other assets were $16,487,000 in the second quarter of 2009 compared to $206,000 in the second quarter of 2008. Such gains were $20,534,000 for the first half of 2009 compared to $134,000 in the first half of 2008.

The Company has been a net seller of investment securities in recent months, resulting in a $218 million reduction of its investment securities portfolio during the second quarter of 2009. This reduction was undertaken primarily based on the Company’s ongoing evaluations of interest rate risk, including consideration of the potential effects of recent United States government monetary and fiscal policy actions.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2009 was $17,945,000 compared to $13,467,000 for the second quarter of 2008, an increase of 33.3%. This large increase was due to a number of factors, including $1.3 million for the special assessment levied by the FDIC on all insured institutions, $0.5 million for the higher FDIC base insurance premium assessments applicable to all FDIC insured institutions in 2009, $1.2 million related to the write down in the second quarter of 2009 of the carrying value of items of other real estate owned, and $0.5 million related to delinquent and current property taxes and legal expenses associated with the transfer to other real estate owned of the collateral securing a large credit relationship in northwest Arkansas. The Company’s efficiency ratio for the quarter ended June 30, 2009 improved to a record 32.1% compared to 42.1% for the second quarter of 2008.

Non-interest expense for the first six months of 2009 was $34,132,000 compared with $26,347,000 for the first six months of 2008, an increase of 29.5%. The Company’s efficiency ratio for the first six months of 2009 improved to 34.2% compared to 43.5% for the first six months of 2008.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases were 0.90% as of June 30, 2009 compared to 0.74% as of June 30, 2008 and 1.15% as of March 31, 2009. Nonperforming assets as a percent of total assets increased to 1.37% as of June 30, 2009 compared to 0.59% as of June 30, 2008 and 1.17% as of March 31, 2009. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 2.34% as of June 30, 2009 compared to 0.92% as of June 30, 2008 and 2.24% as of March 31, 2009.

The Company’s annualized net charge-off ratio for the second quarter of 2009 increased to 2.89%, compared to 0.33% for the second quarter of 2008 and 0.64% for the first quarter of 2009. The Company’s annualized net charge-off ratio was 1.77% for the first six months of 2009 compared to 0.35% for the first six months of 2008 and 0.45% for the full year of 2008. The significant increase in the net charge-off ratio in the second quarter of 2009 was primarily attributable to a $10.5 million charge-off related to one large credit relationship in northwest Arkansas.

Mr. Gleason commented, “Except for the unusually large second quarter charge-off related to a single credit relationship, our net charge-off ratio for the first half of 2009 was generally in line with our guidance. During the quarter just ended, we had success in liquidating a number of problem assets, which allowed us to maintain our ratios of nonperforming loans and leases, nonperforming assets and past dues at levels slightly above or below the March 31, 2009 ratios. Although elevated from our historical levels, these ratios compare very favorably to the most recently available data for the industry as a whole. We have benefited from our long-standing commitment to sound underwriting standards, thorough documentation, effective servicing and diligent collection efforts.”

During the second quarter of 2009, the Company’s provisions to the allowance for loan and lease losses totaled $21.1 million. These provisions covered the Company’s net charge-offs of $14.4 million during the quarter and increased the allowance for loan and lease losses by $6.7 million. Provisions to the allowance for loan and lease losses in the second quarter of 2008 were $4.0 million and in the first quarter of 2009 were $10.6 million.

The Company’s allowance for loan and lease losses increased to $43.6 million at June 30, 2009, or 2.19% of total loans and leases, compared to $23.4 million, or 1.16% of total loans and leases, at June 30, 2008 and $36.9 million, or 1.86% of total loans and leases, at March 31, 2009. As of June 30, 2009, the Company’s allowance for loan and lease losses equaled 244% of its total nonperforming loans and leases compared to 158% at June 30, 2008 and 162% at March 31, 2009.

OTHER MATTERS

On June 30, 2009 a settlement agreement was executed by all parties to a previously disclosed lawsuit filed on May 1, 2009 in the Circuit Court of Washington County, Arkansas by Gary Combs and other plaintiffs against the Company and other defendants. On July 1, 2009 an order of dismissal with prejudice was entered by the court pursuant to the settlement agreement. This settlement resulted in plaintiffs conveying to the Company’s bank subsidiary all collateral securing the related loans and the plaintiffs dismissing all claims against the Company and the other defendants. In return, the Company and the other defendants agreed to release all claims, including any potential claim for a deficiency judgment, against Mr. Combs and the other plaintiffs.

Mr. Gleason stated, “We are pleased to have this matter resolved and to have title to our collateral. This puts us in a position to develop and implement an effective plan for the orderly sale of these properties without the delays that would result from continued litigation. To resolve this matter quickly, we agreed to forego our claim for a deficiency judgment against the borrowers and guarantors. We concluded this was in our Company’s best interest based on our belief that any potential recovery from a deficiency judgment would not significantly exceed, and might even be less than, the costs of obtaining and collecting such deficiency judgment.”

The collateral conveyed to the Company’s bank subsidiary pursuant to this settlement was held as “other real estate owned” at June 30, 2009 and was included in nonperforming assets. All loan charge-offs related to this previous credit relationship were recognized in the quarter just ended.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, July 14, 2009. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 17748879. The telephone playback will be available through July 31, 2009, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and real estate market conditions and their effects on the creditworthiness of borrowers and collateral values, recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets and to protect homeowners, changes in the value and volume of investment securities, changes in U.S. government monetary and fiscal policy, changes in credit market conditions, and the ability to attract new deposits and loans and leases, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2008 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 72 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc.
Selected Consolidated Financial Data
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	% Change	2009	2008	% Change
Income statement data:
Net interest income	$30,262	$23,603	28.2%	$60,596	$45,353	33.6%
Provision for loan and lease losses	21,100	4,000	427.5	31,700	7,325	332.8
Non-interest income	22,610	5,557	306.9	31,983	10,682	199.4
Non-interest expense	17,945	13,467	33.3	34,132	26,347	29.5
Non-controlling interest	-	25		(23)	25
Preferred dividends	1,076	-		2,150	-
Net income available to common stockholders	9,501	8,607	10.4	18,787	16,372	14.8

Common stock data:
Net income per share – diluted	$0.56	$0.51	9.8%	$1.11	$0.97	14.4%
Net income per share – basic	0.56	0.51	9.8	1.11	0.97	14.4
Cash dividends per share	0.13	0.12	8.3	0.26	0.24	8.3
Book value per share	15.45	12.53	23.3	15.45	12.53	23.3
Diluted shares outstanding (thousands)	16,894	16,865		16,890	16,862
End of period shares outstanding (thousands)	16,871	16,834		16,871	16,834

Balance sheet data at period end:
Total assets	$2,961,696	$3,062,117	(3.3)%	$2,961,696	$3,062,117	(3.3)%
Total loans and leases	1,996,964	2,011,921	(0.7)	1,996,964	2,011,921	(0.7)
Allowance for loan and lease losses	43,635	23,432	86.2	43,635	23,432	86.2
Total investment securities	671,513	768,180	(12.6)	671,513	768,180	(12.6)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	366	503	(27.2)	366	503	(27.2)
Total deposits	2,132,870	2,307,475	(7.6)	2,132,870	2,307,475	(7.6)
Repurchase agreements with customers	56,067	43,903	27.7	56,067	43,903	27.7
Other borrowings	343,262	413,654	(17.0)	343,262	413,654	(17.0)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Preferred stock	72,156	-		72,156	-
Common stockholders’ equity	260,729	210,897	23.6	260,729	210,897	23.6
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	9,239	(8,033)		9,239	(8,033)
Loan and lease to deposit ratio	93.63%	87.19%		93.63%	87.19%

Selected ratios:
Return on average assets*	1.25%	1.13%		1.20%	1.12%
Return on average common stockholders’ equity*	14.29	16.65		14.24	15.99
Average common equity to total average assets	8.73	6.77		8.46	7.03
Net interest margin – FTE*	4.80	3.77		4.76	3.73
Efficiency ratio	32.08	42.10		34.20	43.51
Net charge-offs to average loans and leases*	2.89	0.33		1.77	0.35
Nonperforming loans and leases to total loans and leases	0.90	0.74		0.90	0.74
Nonperforming assets to total assets	1.37	0.59		1.37	0.59
Allowance for loan and lease losses to total loans and leases	2.19	1.16		2.19	1.16

Other information:
Non-accrual loans and leases	$17,887	$14,878		$17,887	$14,878
Accruing loans and leases – 90 days past due	-	-		-	-
ORE and repossessions	22,727	3,147		22,727	3,147

*Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc.
Supplemental Quarterly Financial Data
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09
Earnings Summary:
Net interest income	$19,671	$20,406	$21,751	$23,603	$24,616	$28,731	$30,334	$30,262
Federal tax (FTE) adjustment	899	974	1,691	2,767	2,074	3,950	4,169	3,060
Net interest income (FTE)	20,570	21,380	23,442	26,370	26,690	32,681	34,503	33,322
Provision for loan and lease losses	(1,100)	(2,700)	(3,325)	(4,000)	(3,400)	(8,300)	(10,600)	(21,100)
Non-interest income	5,419	5,975	5,125	5,557	4,871	3,796	9,373	22,610
Non-interest expense	(11,734)	(12,508)	(12,881)	(13,467)	(13,828)	(14,233)	(16,187)	(17,945)
Pretax income (FTE)	13,155	12,147	12,361	14,460	14,333	13,944	17,089	16,887
FTE adjustment	(899)	(974)	(1,691)	(2,767)	(2,074)	(3,950)	(4,169)	(3,060)
Provision for income taxes	(3,856)	(3,437)	(2,905)	(3,111)	(3,255)	(655)	(2,537)	(3,250)
Non-controlling interest	2	1	-	25	7	(21)	(23)	-
Preferred stock dividend	-	-	-	-	-	(227)	(1,074)	(1,076)
Net income available to common stockholders	$8,402	$7,737	$7,765	$8,607	$9,011	$9,091	$9,286	$9,501

Earnings per common share – diluted	$0.50	$0.46	$0.46	$0.51	$0.53	$0.54	$0.55	$0.56

Non-interest Income:
Service charges on deposit accounts	$3,075	$3,176	$2,871	$2,967	$3,102	$3,067	$2,803	$3,047
Mortgage lending income	594	526	672	636	473	434	861	1,096
Trust income	565	661	604	629	649	712	647	751
Bank owned life insurance income	487	489	489	499	512	2,630	477	484
Gains (losses) on investment securities	77	106	20	-	(317)	(3,136)	3,999	16,519
Gains (losses) on sales of other assets	38	461	(93)	206	(78)	(579)	48	(32)
Other	583	556	562	620	530	668	538	745
Total non-interest income	$5,419	$5,975	$5,125	$5,557	$4,871	$3,796	$9,373	$22,610

Non-interest Expense:
Salaries and employee benefits	$6,936	$7,399	$7,332	$7,624	$7,728	$7,448	$7,916	$7,978
Net occupancy expense	2,059	2,101	2,074	2,183	2,318	2,306	2,578	2,449
Other operating expenses	2,673	2,943	3,410	3,594	3,727	4,452	5,666	7,490
Amortization of intangibles	66	65	65	66	55	27	27	28
Total non-interest expense	$11,734	$12,508	$12,881	$13,467	$13,828	$14,233	$16,187	$17,945

Allowance for Loan and Lease Losses:
Balance at beginning of period	$18,747	$19,067	$19,557	$21,063	$23,432	$25,427	$29,512	$36,949
Net charge-offs	(780)	(2,210)	(1,819)	(1,631)	(1,405)	(4,215)	(3,163)	(14,414)
Provision for loan and lease losses	1,100	2,700	3,325	4,000	3,400	8,300	10,600	21,100
Balance at end of period	$19,067	$19,557	$21,063	$23,432	$25,427	$29,512	$36,949	$43,635

Selected Ratios:
Net interest margin - FTE*	3.45%	3.47%	3.69%	3.77%	3.82%	4.52%	4.73%	4.80%
Efficiency ratio	45.14	45.72	45.09	42.10	43.79	39.08	36.95	32.08
Net charge-offs to average loans and leases*	0.17	0.47	0.38	0.33	0.27	0.83	0.64	2.89
Nonperforming loans and leases/total loans and leases	0.19	0.35	0.68	0.74	0.70	0.76	1.15	0.90
Nonperforming assets/total assets	0.22	0.36	0.58	0.59	0.66	0.81	1.17	1.37
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.45	1.14	1.30	0.92	0.94	2.68	2.24	2.34

* Annualized based on actual days.

Bank of the Ozarks, Inc.
Average Consolidated Balance Sheet and Net Interest Analysis
(Dollars in Thousands)
Unaudited

	Quarter Ended			Six Months Ended
	June 30, 2009			June 30, 2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$660	$2	1.52%	$535	$5	2.07%
Investment securities:
Taxable	360,804	5,286	5.88	381,982	10,899	5.75
Tax-exempt – FTE	421,344	8,732	8.31	482,069	20,627	8.63
Loans and leases – FTE	2,002,257	31,626	6.34	2,007,940	63,546	6.38
Total earning assets – FTE	2,785,065	45,646	6.57	2,872,526	95,077	6.67
Non-earning assets	269,967			272,650
Total assets	$3,055,032			$3,145,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$838,770	$1,681	0.80%	$855,265	$3,555	0.84%
Time deposits of $100,000 or more	717,742	3,638	2.03	741,339	8,659	2.36
Other time deposits	431,985	2,724	2.53	462,540	6,380	2.78
Total interest bearing deposits	1,988,497	8,043	1.62	2,059,144	18,594	1.82
Repurchase agreements with customers	57,372	155	1.08	54,188	310	1.15
Other borrowings	369,581	3,554	3.86	397,111	7,127	3.62
Subordinated debentures	64,950	572	3.53	64,950	1,221	3.79
Total interest bearing liabilities	2,480,400	12,324	1.99	2,575,393	27,252	2.13
Non-interest bearing liabilities:
Non-interest bearing deposits	208,149			203,006
Other non-interest bearing liabilities	27,708			28,730
Total liabilities	2,716,257			2,807,129
Preferred stock	72,088			72,020
Common stockholders’ equity	266,687			266,027
Total liabilities and stockholders’ equity	$3,055,032			$3,145,176

Net interest income – FTE		$33,322			$67,825
Net interest margin – FTE			4.80%			4.76%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217